Exhibit 10.2

***Certain identified information has been omitted from this exhibit because it is both (i) not material and
(ii) information that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

AMENDMENT AGREEMENT

This Amendment Agreement is made and entered into on June 29, 2022 by and between LG Energy Solution, Ltd., (“Seller”) and Romeo Power, Inc. (“Buyer”). Buyer and Seller may be referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Parties hereto have executed on July 15, 2021, a Supplemental Agreement to the Sales Contract between LG Chem, Ltd. and the Buyer made and entered into on August 28, 2017 (“Original Agreement”); and

WHEREAS, the Parties hereto desire to amend some provisions of the Original Agreement in order to perform their business, which are specified in the Original Agreement, successfully.

NOW, THEREFORE, the Parties have mutually agreed to amend applicable Sections of the Original Agreement as follows:
1.The definition of “Base Period” is amended to mean the period from July 1, 2023 to December 31, 2028.

2.     Section 2(a) of the Original Agreement shall be deleted in its entirety and hereby replaced with the following:

    “(a)    Upon payment of all Milestone Payments, Seller agrees to supply, and Buyer agrees to purchase, the Products in accordance with the Supply Agreement at the prices and in the quantities specified in the following table during the Initial Period and the Base Period. Further, Seller will use its best efforts to grant Buyer preferred status in the allocation of additional Product throughout the Term. The Parties will mutually agree in good faith on each monthly volume of Products in writing and to Product fulfillment on a quarterly basis. The volume for each quarter of the year shall be determined by mutual agreement between the Parties in writing by September 30TH of the immediately preceding year.

Cell Model	Year	Unit Price (USD/Cell)	Quantity (Million Cells)	Other Conditions
[…***…]	2021	[…***…]	[…***…]	From […***…]Factory
	2022	[…***…]	[…***…]	From […***…]Factory […***…]/Cell pre-deposit required
		[…***…]	[…***…]
	2023	[…***…]	[…***…]	[…***…] Factory Production Line
	2024	[…***…]	[…***…]
	2025	[…***…]	[…***…]
	2026	[…***…]	[…***…]
	2027	[…***…]	[…***…]
	2028	[…***…]	[…***…]

*Unit Price is based on the incoterms, FCA […***…]
*Unit Price is based on […***…]
*Payment terms will be determined based on […***…]
*2022 allocation of […***…] per cell is subject to payment of the Deposit by Buyer as provided in Section 1(c)
* The Parties acknowledge and agree that Buyer’s forecasted demand for 2022 is […***…] cells. Should Buyer fail to purchase the minimum quantity of cells set forth above in 2022 ([…***…]), without prejudice to Seller’s remedies against Buyer for a breach of the terms of this Agreement, Seller shall keep the unused balance of the Deposit for such year. For the avoidance of doubt, Buyer may not apply the unused balance of the Deposit for such year against future cell purchases in subsequent years.

3.    Section 2(b) of the Original Agreement shall be deleted in its entirety and hereby replaced with the following provision:

“(b)     The initial Unit Price is based on the below raw materials index that includes the price of each metal input (in cost per kilogram) and the amount of each metal input used per cell (the “RMI”). The RMI will be updated on regular basis as metal input prices change and as the amount of each metal input used in each cell changes (as cell designs evolve). The price per cell hereunder (the “Unit Price”) will be adjusted semi-annually, on […***…] of each year during the term of this Supply Agreement (each, an “Adjustment Date”). On each Adjustment Date, the Unit Price will be set based on the price determined using the average of the RMI over the period (i) commencing on the preceding […***…] and ending on the preceding […***…], for each […***…] Adjustment Date, and (ii) commencing on the preceding […***…] and ending on the preceding […***…], for each […***…] Adjustment Date.

Metal	Price Index	Reference	Metal gram/cell
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]

The Parties agree that the above raw materials index and reference source shall be applied to the Unit Price of the period from […***…] and shall be applied to each semi-annual Unit Price through […***…] in accordance with this Section 2(b). For the avoidance of doubt, for the Unit Price for […***…], the Unit Price will be set based on the price determined using the average of the RMI over the period […***…].

4.    The table in Section 3(b) (“Credit for the Deposit and Prepayment”) shall deleted in its entirety and replaced with the following table:

Calendar Year	Annual Prepayment Credit Target
2023	[…***…]
2024	[…***…]
2025	[…***…]
2026	[…***…]
2027	[…***…]
2028	[…***…]

This Amendment Agreement contains the entire agreement between the parties with respect to the subject matter hereof. Except as hereinabove expressly agreed and amended, all of the terms and conditions of the Original Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed by their authorized representatives as of the date first above written.

LG Energy Solution, Ltd.	Romeo Power, Inc.
Sign: […***…]	Sign: /s/ Susan Brennan
Name: […***…]	Name: Susan Brennan
Title: […***…]	Title: President and Chief Executive Officer

2